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                                                                    EXHIBIT 11.1

            STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

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                                                            YEAR ENDED APRIL 30,              THREE MONTHS ENDED JULY 31,
                                                 -------------------------------------------  ----------------------------
                                                     1994           1995           1996           1995           1996
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
Weighted average common shares outstanding.....        327,479        327,820      2,686,777        327,820      3,667,230
Weighted average common shares giving effect to
 the conversion of Preferred Stock into Common
 Stock.........................................      1,356,147      1,451,862        545,356      1,883,021       --
Net effect of stock options granted and
 Preferred Stock issued during the 12-month
 period prior to the Company's filing of its
 initial public offering, at less than the
 offering price, calculated using the treasury
 stock method at the offering price of $7 per
 share, and treated as outstanding for all
 periods presented.............................        220,904        220,904         44,780        220,904       --
Net effect of outstanding stock options
 (excluding stock options granted during the 12
 months prior to the Company's filing of its
 initial public offering) and warrants
 calculated using the treasury stock method at
 the average price for each quarter during the
 year..........................................         28,908         33,624        198,668        106,914        273,983
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Shares used in computation of net income (loss)
 per share.....................................      1,933,438      2,034,210      3,475,581      2,538,659      3,941,213
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Net income (loss)..............................  $     100,819  $     239,232  $     996,350  $     (63,325) $     141,763
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Net income (loss) per share....................  $        0.05  $        0.12  $        0.29  $       (0.02) $        0.04
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